UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 9, 2020

____________________

SELECT INTERIOR CONCEPTS, INC.

(Exact name of Registrant as Specified in Its Charter)

____________________

Delaware	001-38632	47-4640296
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Galleria Parkway, Suite 1760 Atlanta, Georgia		30339
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 701-4737

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	SIC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2020, Select Interior Concepts, Inc. (the “Company”) announced that its Board of Directors has appointed L.W. Varner to serve as its Chief Executive Officer, effective immediately.  Mr. Varner will succeed Tyrone Johnson, who resigned as the Company’s Chief Executive Officer and a member of its Board of Directors, effective immediately, by mutual agreement with the Company’s Board of Directors.

Mr. Varner, age 69, joins the Company from United Subcontractors, Inc. (USI), where he served as Chief Executive Officer from July 2012 to May 2018.  From 2004 to 2012, Mr. Varner served as the President and Chief Executive Officer of Aquilex Corporation, a leading provider of specialty services to the energy sector. Prior to joining Aquilex in 2004, Mr. Varner served as President for several global businesses in various industries.  He is a graduate of The Citadel in Charleston, South Carolina and has served on various philanthropic, industry and community boards. He sat on the board of directors for Bartlett Holdings, Aquilex Inc, USI and The Identity Group.

Mr. Varner and the Company entered into an employment agreement dated as June 8, 2020 (the “Employment Agreement”), pursuant to which he will receive an annual salary of $500,000, subject to annual review by the Compensation Committee of the Board.  Mr. Varner will be eligible to earn an annual bonus with a target award equal to 100% of his annual salary, with an opportunity to earn up to 200% of the target award, based on achievement of Company and individual performance goals.  For 2020, Mr. Varner will receive a guaranteed annual bonus equal to the target amount, prorated for the portion of the year for which he is employed.   Mr. Varner received a one-time grant of 500,000 time-based restricted stock units and 500,000 performance-based restricted stock units, each representing the right to earn one share of the Company’s common stock.  The time-based restricted stock units vest in equal annual installments over four years, subject to Mr. Varner’s continued employment with the Company.  The performance-based restricted stock units vest based on the closing price of the Company’s common stock exceeding specific price hurdles for 20 consecutive trading days, and subject to Mr. Varner’s continued employment with the Company.  In the event Mr. Varner’s employment is terminated by the Company without Cause or by Mr. Varner for Good Reason (as such terms are defined in the Employment Agreement), Mr. Varner would receive a prorated annual bonus for the year of termination and a severance payment equal to one times his annual salary and target bonus amount, plus an amount equal to the Company’s cost to provide health coverage for twelve months.

No family relationships exist between Mr. Varner and any of the Company’s directors or other executive officers. There are no arrangements between Mr. Varner and any other person pursuant to which Mr. Varner was selected as an officer, nor are there any transactions to which the Company is or was a participant and in which Mr. Varner has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

In connection with his resignation, the Company and Mr. Johnson have agreed to enter into a separation agreement providing for severance payments and benefits to Mr. Johnson materially consistent with the terms of his existing employment and retention agreements with the Company.

Item 8.01. Other Events

The Company also announced that it plans to adjourn its annual meeting of stockholders, originally scheduled to be held on June 10, 2020, to provide its shareholders with additional time to consider the proposals to be considered at the annual meeting in light of the appointment of Mr. Varner as the Company’s CEO and Mr. Johnson’s resignation as CEO and a director of the Company. Also, in connection with Mr. Johnson’s resignation from the Board, the Board reduced the size of the Board to five members.  The annual meeting will be adjourned immediately after it is convened.  The annual meeting will be adjourned until Tuesday, June 16, 2020 at 10:00 a.m., Eastern Time and will continue to be held in a virtual meeting format only at www.virtualshareholdermeeting.com/SIC2020. The record date will remain April 17, 2020.

Item 9.01  Financial Statements and Exhibits

(d)Exhibits

Exhibit	Description

99.1	Press Release, dated June 9, 2020, issued by the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 9, 2020	SELECT INTERIOR CONCEPTS, INC.

	By:	/s/ Shawn Baldwin
Name: Shawn Baldwin
Title: General Counsel and Corporate Secretary